UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 18, 2005

EASTMAN KODAK COMPANY
(Exact name of registrant as specified in its charter)

New Jersey	1-87	16-0417150
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

343 State Street Rochester, NY		14650
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (585) 724-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

          As previously announced, on October 18, 2005, Eastman Kodak Company (“Kodak”), a New Jersey corporation, and its subsidiary, Kodak Graphic Communications Canada Company (“Nova Scotia Company”), a Nova Scotia, Canada, unlimited liability company, entered into a Secured Credit Agreement (“Secured Credit Agreement”), among Kodak, the banks named therein (“Lenders”) as shown on the exhibits to this Current Report on Form 8-K, Citigroup Global Markets Inc., as lead arranger and bookrunner, Lloyds TSB Bank PLC, as syndication agent, Credit Suisse, Cayman Islands Branch, Bank of America, N.A. and The CIT Group/Business Credit, Inc., as co-documentation agents, and Citicorp USA, Inc., as agent for the Lenders.  The Secured Credit Agreement provides for a five-year revolving line of credit of up to $1,000,000,000, including issuances of letters of credit, from time to time, and a seven-year term loan of up to $1,700,000,000.  At closing, the revolving line of credit was unused except for the issuance of approximately $73,000,000 in letters of credit.  Kodak borrowed $920,000,000 and Nova Scotia Company borrowed $280,000,000 under the seven-year term loan.  An additional $500,000,000 remains available under the term loan facility for advance at any time until June 15, 2006.  In addition, the Secured Credit Agreement provides for a future uncommitted term loan of up to $500,000,000 which, if requested, committed to by Lenders and advanced, would have terms agreed to at the time of commitment and a maturity date not less than six months following October 18, 2012 (the maturity date of the existing term loan).

          Pursuant to the Secured Credit Agreement, each of Kodak’s subsidiaries organized in the U.S., and Nova Scotia Company’s U.S. subsidiary, jointly and severally guaranteed the obligations of Kodak and Nova Scotia under the Secured Credit Agreement and any other obligations of subsidiaries of Kodak to the Lenders.  The guaranty is of payment, not collection, and is absolute and continuing.  The guaranty is supported by the pledge of the assets of those subsidiaries pursuant to the Security Agreement described below.

          The Secured Credit Agreement contains various affirmative and negative covenants customary in a facility of this type including two quarterly financial covenants: an interest coverage test requiring Kodak to maintain consolidated EBITDA (earnings before interest, income taxes, depreciation and amortization) to interest of not less than 3:1 for each of the rolling four consecutive fiscal quarter ends, and a leverage test requiring Kodak to maintain a ratio of consolidated debt for borrowed money to consolidated EBITDA, in each case for each of the rolling four consecutive calendar quarters then ending, of not greater than: 4.75:1 for the quarter ending December 31, 2005; 4.50:1 for the quarter ending March 31, 2006; 4.25:1 for the quarter ending June 30, 2006; 4.00:1 for the quarter ending September 30, 2006; and 3.50:1 for the quarter ending December 31, 2006 and thereafter.

          Rates for borrowing under the Secured Credit Agreement are dependent on Kodak’s credit ratings and are based, at Kodak’s election, upon whether the borrowing is a Eurodollar loan or a Base Rate loan and upon whether the borrowing is a revolving credit advance or a term loan.  At Kodak’s current credit rating, the applicable margin for Eurodollar loans is 2% for revolving credit advances and 2.25% for the term loan, and the applicable margin for Base Rate loans is 1% for revolving credit advances and 1.25% for the term loan.  The outstanding borrowings under the seven-year term loan consisted initially of Base Rate loans with an interest rate of 8% and on October 20, 2005 were converted to Eurodollar loans.  In the event any amount of the uncommitted term loan is requested, committed and advanced and the applicable margin is more than 0.50% greater than the applicable margin on the outstanding term loan, an adjustment to the margin on the outstanding term loan will be made.

          In addition, under the terms of the Secured Credit Agreement, Kodak agrees to pay the revolving credit Lenders a commitment fee on a quarterly basis based upon the unused revolving credit commitments.  Based on Kodak’s current credit ratings, the commitment fee rate payable to the revolving credit lenders would be 0.50% per annum of the unborrowed revolving credit commitments.  The Lenders with term loan commitments with respect to the unborrowed $500,000,000 under the Secured Credit Agreement are entitled to an annual commitment fee of 1.50% payable on a quarterly basis based upon the unborrowed commitments.

          The Secured Credit Agreement contains covenants typical of agreements of this type, including covenants that restrict, among other things, Kodak’s and its subsidiaries’ ability to merge or consolidate with other companies, sell all or substantially all of their business or property, and incur liens, except as permitted under the Secured Credit Agreement.  The obligations of the Lenders to make advances under the Secured Credit Agreement are subject to the ongoing accuracy of Kodak’s representations and warranties under the Secured Credit Agreement and the absence of any events which would be defaults or constitute a material adverse change.  In addition, subject to various conditions and exceptions set forth in the Secured Credit Agreement, in the event Kodak sells assets for net proceeds in excess of $75,000,000 in any year, except for proceeds used within 12 months for reinvestments in the business of up to $300,000,000, proceeds of sales of assets used in the non-digital business of Kodak to prepay or repay debt or to pay cash restructuring charges within 12 months from the date of sale of the assets, or proceeds from sales of inventory in the ordinary course of business, the excess must be applied to prepay loans under the Secured Credit Facility, applied first to the longest maturities of the term loan until the term loan is repaid in full, then to any outstanding revolving credit advances.

          In the event of a default by Kodak under the Secured Credit Agreement, the Lenders may terminate the commitments under the Secured Credit Agreement and declare any principal amount then outstanding, and all accrued interest and other amounts payable by Kodak under the Secured Credit Agreement, to be immediately due and payable. Kodak’s obligations under the Secured Credit Agreement would be accelerated automatically in the event a federal bankruptcy order is entered against Kodak.  Other defaults under the Secured Credit Agreement which could result in the acceleration by the lenders of Kodak’s obligations include the occurrence of certain other bankruptcy and insolvency events, non-payment of advances when due or of interest within five business days after its due date, failure to comply with certain affirmative and negative covenants, including the financial covenants described above, the material inaccuracy of Kodak’s representations and warranties under the Secured Credit Agreement when made, non-payment or defaults which could result in the acceleration of other debt in the amount of $50 million or more, and a change of control of Kodak.  In addition, the failure of the Security Agreement and the Canadian Security Agreement, as defined below, to be binding and enforceable and to provide the substantial intended benefits to the Lenders or to create a first lien would result in an event of default.

          On October 18, 2005, as security for the obligations of Kodak and Nova Scotia Company under the Secured Credit Agreement and other obligations of Kodak and its subsidiaries to the Lenders, Kodak and its subsidiaries organized in the U.S. entered into a Security Agreement (the “Security Agreement”), and Nova Scotia Company entered into a Canadian Security Agreement (the “Canadian Security Agreement”), each with Citicorp USA, Inc. as agent (“Agent”).  The Security Agreement pledges substantially all of the U.S. assets of Kodak and its subsidiaries organized in the U.S. including, among other collateral, accounts receivable, inventory, personal property and equipment, intellectual property (patents, trademarks, tradenames, including the “Kodak” brand), and investments.  In addition, the capital stock of “Material Subsidiaries” of Kodak and Nova Scotia Company from time to time are pledged as collateral security.  Under the Secured Credit Agreement, “Material Subsidiaries” are generally defined as those constituting 5% or more of the total consolidated assets or net sales of Kodak or the Nova Scotia Company as of the end of the preceding fiscal year.  As of closing, Kodak Nova Scotia Holding Company, Inc. (Delaware), Kodak, Limited (England), Eastman Kodak Holdings Company, B.V. (The Netherlands), and Kodak (China) Company Limited (China) were deemed Kodak’s Material Subsidiaries.  Creo Capital Netherlands, B.V. and Creo Japan, Inc. were deemed the Nova Scotia Company’s Material Subsidiaries as of closing.

          Certain assets were excluded from the pledges under the Security Agreement and the Canadian Security Agreement.  The excluded assets include real property, certain properties designated “Principal Properties” and equity interests in “Restricted Subsidiaries” as defined in Kodak’s Indenture, dated as of January 1, 1988, as amended by various supplemental indentures, with The Bank of New York, as trustee.  Pursuant to action taken by Kodak’s Board of Directors on September 20, 2005, Kodak’s facilities at Kodak Park (Rochester, New York), Kodak Colorado (Windsor, Colorado) and Kodak White City (White City, Oregon) are currently designated as “Principal Properties.”  “Restricted Subsidiaries under the Indenture are those subsidiaries which own Principal Properties, of which there were none at closing.

          The foregoing description of the Secured Credit Agreement, the Security Agreement and Canadian Security Agreement does not purport to be complete and is qualified in its entirety by reference to the Secured Credit Agreement, the Security Agreement and the Canadian Security Agreement which are filed as Exhibits 4.1, 4.2 and 4.3, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

Concurrent with the closing of the Credit Agreement, Kodak prepaid the $1,002,463,699 outstanding under its $1,225,000,000 Five-Year Credit Agreement, dated as of July 13, 2001, as amended, between Kodak, the banks named therein, J.P. Morgan Securities Inc., as syndication agent, and Citibank, N.A. and administrative agent, and terminated the facility.  Of the $103,215,000 in letters of credit outstanding under the Five-Year Credit Agreement, $72,657,000 have been transferred to the Secured Credit Agreement.  The remaining $30,560,000 issued by a bank not a lender under the Secured Credit Agreement will be transferred under the Secured Credit Agreement in approximately 30 days.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

          The information set forth under Item 1.01 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired. Not applicable

(b)	Pro forma financial information. Not applicable

(c)	Exhibits.

Exhibit 4.1

Secured Credit Agreement (“Secured Credit Agreement”), dated as of October 18, 2005, among Eastman Kodak Company and Kodak Graphic Communications Canada Company, the banks named therein, Citigroup Global Markets Inc., as lead arranger and bookrunner, Lloyds TSB Bank PLC, as syndication agent, Credit Suisse, Cayman Islands Branch, Bank of America, N.A. and The CIT Group/Business Credit, Inc., as co-documentation agents, and Citicorp USA, Inc., as agent for the lenders.

Exhibit 4.2	Security Agreement, dated as of October 18, 2005 among Eastman Kodak Company, the subsidiary grantors identified therein and Citicorp USA, Inc., as agent, relating to the Secured Credit Agreement.

Exhibit 4.3	Canadian Security Agreement, dated as of October 18, 2005 among Kodak Graphic Communications Canada Company and Citicorp USA, Inc., as agent, relating to the Secured Credit Agreement.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTMAN KODAK COMPANY

By:	/s/ Richard G. Brown, Jr.

Title:	Controller

Date: October 21, 2005

EXHIBIT INDEX

Exhibit 4.1

Secured Credit Agreement (“Secured Credit Agreement”), dated as of October 18, 2005, among Eastman Kodak Company and Kodak Graphic Communications Canada Company, the banks named therein, Citigroup Global Markets Inc., as lead arranger and bookrunner, Lloyds TSB Bank PLC, as syndication agent, Credit Suisse, Cayman Islands Branch, Bank of America, N.A. and The CIT Group/Business Credit, Inc., as co-documentation agents, and Citicorp USA, Inc., as agent for the lenders.

Exhibit 4.2	Security Agreement, dated as of October 18, 2005 among Eastman Kodak Company, the subsidiary grantors identified therein and Citicorp USA, Inc., as agent, relating to the Secured Credit Agreement.

Exhibit 4.3	Canadian Security Agreement, dated as of October 18, 2005 among Kodak Graphic Communications Canada Company and Citicorp USA, Inc., as agent, relating to the Secured Credit Agreement.